Exhibit 10.1
DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

AGREEMENT, dated as of November 26, 2013, among Sgenia Solutiones, S.L. (“Sgenia”), ZENON Biosystem, S.L.  (“Subco”), a subsidiary wholly owned by Sgenia, both of which are formed under the laws of Spain, and Braeden Valley Mines Inc., a Nevada corporation (the “Company”).

Whereas, Sgenia has developed certain technology and owns certain intellectual property relating to sensory monitoring of defined environments, referred to as the “Sensory Technology” herein; and

Whereas, Sgenia has established a subsidiary, Subco, and licensed Subco under Spanish law all the intellectual property necessary to use the Sensory Technology to develop a Methicillin-Resistant Staphylococcus Aureus / Staphylococcus Aureus (“MRSA/SA”) detection device and other devices to detect Hospital Acquired Infections (“HAIs”); and

Whereas, Subco, and its parent Sgenia for the benefit of Subco and itself, seek an arrangement with the Company for the provision of development capital for the MRSA/SA detection device in exchange for a worldwide, exclusive license to manufacture, market and sell the resulting product, subject to certain limitations and a royalty arrangement on a revenue sharing basis; and

Whereas, the Company seeks the license arrangement embodied in this Agreement for the MRSA/SA detection device in exchange for its funding Subco development activities;

Whereas, the Company is also being granted the right of first negotiation for additional future products related to MRSA/SA, other HAI products, and the same right for all other products based on the Sensory Technology; and

Whereas, Sgenia, Subco and the Company will work together on various aspects of the development, manufacture and marketing of the resulting product or products, as embodied in this Agreement.

1. Definitions.

a. “Affiliate” shall mean a corporation, association, foundation, institute, or other entity that directly or indirectly controls, is controlled by, or is under common control with another entity.  Control means actual control, or ownership or other beneficial interest in, or control of, more than 50% of the voting stock or other voting interest of a corporation, association, foundation, institute, or other entity.

b. “Chip” shall mean any type of microcontroller chips, memory chip or similar microelectronic component programed with the Sgenia Software to detect MRSA/SA. The Chip will be protected against inverse engineering so as to protect the Sgenia Software.

c. “Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with Sgenia, Subco or Company, and a Sublicensee, or an Affiliate of the foregoing, to make, use, sell, promote, distribute, market, import, or export the Product.

d. “Effective Date” shall be the date on which this Agreement is executed by Sgenia, Subco and Company

e. “Field” shall mean any and all uses.

f. “Health Registration” means any and all consents, licenses, registrations, authorizations, and approvals (including, where applicable, pricing and reimbursement approvals) required by a Regulatory Authority such as the United States Food and Drug Administration (“USFDA”), the European Agency for the Evaluation of Medical Products or any other Ministry of Health, for the distribution, sale, manufacture, or testing of the Product in the Field.

g. “Materials” shall mean the tangible physical material developed by Sgenia, Subco and Company and any Designees, Sublicensees, and Affiliates of the foregoing relating to the Products and substantially constructed from the components listed in Exhibit A hereto, and any progeny or derivatives thereof.  “Sgenia-generated Materials” shall mean the tangible physical material developed by developed by Sgenia and/or Subco relating to the Sgenia Patents and substantially constructed from the components listed in Exhibit A hereto, and any progeny and derivatives thereof.

h. “Net Sales” shall mean the greater of the gross invoice or contract price to Third Party customers for the Product, its installation and the related training whether at the time of installation or subsequent thereto, less:  (i) direct manufacturing costs of Product and of the provision of installation and training expense, each as determined by United States Generally Applied Accounting Practices, (ii) the cost to Company of the Chips as provided by Sgenia and/or Subco or their affiliates, to the extent not included in the direct manufacturing costs of Product, (iii) normal and customary quantity and/or cash discounts and allowances actually given and shown on the invoice; (iv) commissions paid to Third Parties, including distributors, freight, postage, shipping, and insurance expenses separately identified in such invoice; (v) credits or refunds actually allowed for bona fide returns (net of all returns actually made or allowed as supported by credit memorandum actually issued to the customers) of Products; and (vi) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against or measured by the income derived from such sale), plus Upfront, Milestone and Lump Sum Payments.   Any discounts and allowances based on overall purchases by the customer or its Affiliate may be applied to reduce Net Sales only to the extent of the pro rata amount of such discounts or rebates attributable to the Products included in such overall purchases. Any of the deductions listed above which involves a payment by Sgenia or Company and Designees, Sublicensee, or Affiliates of the foregoing shall be taken as a deduction against aggregate sales for the calendar quarter in which the expense is accrued by Sgenia or Company and Designees, Sublicensee, or Affiliates of the foregoing.

For the clarification of the calculation of Net Sales, if a Product is sold in combination with one or more other products or services, the services relating to installation and training at any time is included therein, but warranty and other revenue sources of any other products and services will not be included in the gross invoice or contract price of the Products for purposes of Net Sales, pursuant to the understanding that the Sgengia and Company have the right to generate other forms of income premised on the Product.

i. “Sgenia Patent” or “Sgenia Patents” shall mean the patents and patent applications listed in Exhibit B hereto; any application owned in whole or in part or filed by Sgenia; any continuation applications, divisional applications, or continuation in part applications that claim priority to the patents and/or applications listed in Exhibit B; any patents that issue from any of the foregoing; and any reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing.

j. “Patent Product” or “Patent Products” shall mean any product or service (or any component there) that is, incorporates, or relates to a Sgenia Patent for use in relation to devices to detect MRSA/SA and the discovery, development, manufacture, use, sale, distribution, rental, importation, exportation, or lease of which cannot be effected without infringing, in the relevant jurisdiction, a claim of a Sgenia Patent that has neither expired nor been declared invalid or that is described by a pending claim of a pending patent application within the Sgenia Patents covering the relevant jurisdiction.

k. “Product” or “Products” shall mean a Patent Product.

l. “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of medically related products, including the USFDA and the relevant European agency, and any successors thereto.

m. “Sgenia Entity” means Sgenia, Subco and or any entity directly or indirectly controlling, controlled by or under common control with Sgenia from time to time.

n. “Sgenia Software” means software developed by or for any Sgenia Entity before or during the term of this Agreement, including (i) enhancements, additions and changes that (a) improves the function of, (b) adds a new function to or (c) substantially enhances the performance of Sgenia Software or any Product, including any improvements, new use or new functions, in any form, that have a value or utility separate from the Sgenia Software and any Product, (ii) error corrections and (iii) new releases.

o. “Sgenia Territory” means the Kingdom of Spain, as it exists or existed on September 1, 2013.

p.  “Software Documentation” means any existing or hereinafter created installation guides, operating, training, and user manuals, functional and technical specifications, database schema and other documentation pertaining to the Sgenia Software to describe the manner of use of such software, or which includes  standard operating instructions relating to such software, including but not limited to a copy of the standard associated control statements and other documentation used for operation and use of the software; manuals consisting of instructions and procedures for systems and operations personnel and end users, and any other related documentation.

q. “Sublicensee” shall mean any corporation or other business entity to whom Sgenia, Subco or Company has granted a sublicense to any of the rights transferred in this Agreement, including permitted sublicensees of such corporations or other business entities.

r. “Technical Information” shall mean any know-how, information (technical, process, clinical or other), knowledge, research, trade secrets, techniques, designs, data, Sgenia Software,  Software Documentation,  specifications, practices, procedures, assays, formulae, processes, systems, improvements, methods, skill, test and other data including chemical, pharmacological, toxicological and clinical test and other data, analytical and quality control data, and laboratory notes that:

                                (i) relate to Sgenia, Subco or Materials; and;

                                (ii) is owned by Sgenia or controlled by Sgenia with the right to grant an exclusive or nonexclusive sublicense to Subco and/or the Company; and

                                (iii) (1) was conceived, reduced to practice, or developed, in whole or in part, in the laboratories/offices of Sgenia and/or Subco before the Effective Date, and/or (2) is conceived, reduced to practice, or developed, in whole or in part, in the laboratories/offices of Sgenia and/or Subco after the Effective Date (“Future Technical Information”), but only to the extent before it is disclosed to an employee or consultant of Company or Sublicensee, Designee or Affiliates of the foregoing and relates to the Product.

s.  “Territory” shall mean worldwide, unless Sgenia and Subco exercise their right to market and sell Product in the Sgenia Territory.

t.  “Third Party” shall mean any entity other than Sgenia, Subco and Company, and the Sublicensees, Designees, or Affiliates of the foregoing.

u.  “Upfront, Milestone, and Lump Sum Payments” shall mean any funds, including but not limited to cash payments or cash equivalents, or securities, received by the Company from Sublicensees as full or partial consideration for the grant of any sublicense by the Company pursuant to Section 2(b); provided that funds derived from the following shall be excluded:

(i)           Proceeds from the sale of equity or equity interests in Company, but only to the extent the price of the securities purchased are a good faith price resulting from an arms’ length transaction approved by the Company’s directors.

(ii)           Loans and advances, but only to the extent they are repaid or reimbursed to the grantor.

(iii)           Funds that are designated in writing to be used and actually used for research, development, manufacturing, commercialization, and marketing of Products, including operations support, testing, patent expenses, obtaining regulatory approval and upfront, milestone, lump sum and other payments to licensors of the Company.

(iv)           Payments for Products that are calculated based on sales or a percentage of sales of a Product, but excluding a minimum payment or milestone payment which are not creditable against royalties.  This subsection 1(q)(iv) shall not, in any way, affect the right of Sgenia or Subco to receive royalties under Section 7 of the Agreement.

v. “Valid Claim” shall mean a claim that has not expired and that has not been found invalid by a court of competent jurisdiction from which no appeal can be taken.

2. License Grant

a. Sgenia and Subco jointly and severally grant to the Company, upon and subject to all the terms and conditions of this Agreement:

i. The sole and exclusive right and license under, and to use, practice, commercialize and exploit, the Sgenia Patents to develop, manufacture, have manufactured, make, have made, use, sell, have sold, import, export, distribute, rent or lease the Products (including without limitation any improvements and varisations thereto) in the Field throughout the Territory, together with the right to grant sublicenses as herein provided; and;

ii. To the extent Sgenia and Subco each has the power to so grant, the sole and exclusive right and license under, and to use, practice, commercialize and exploit, Technical Information and Material to develop, manufacture, have manufactured, make, have made, use, sell, have sold, export, import, distribute, rent or lease the Product (including without limitation any improvements and varisations thereto) in the Field throughout the Territory, together with the right to grant sublicenses as herein provided.  Otherwise, the nonexclusive right and license under, and to use, practice, commercialize and exploit, Technical Information and Material to develop, manufacture, have manufactured, make, have made, use, sell, have sold, export, import, distribute, rent or lease the Product (including without limitation any improvements and varisations thereto) in the Field throughout the Territory, together with the right to grant sublicenses as herein provided.

b. Sgenia and Subco, each grants to the Company the right to grant sublicenses to other parties in the Field throughout the Territory other than the Sgenia Territory, either directly or through a Sublicensee, provided that: (i) the Company remains fully liable for the performance of its obligations in the Agreement; (ii) the Company remains fully liable for the performance of Sublicensees under the sublicense agreement; (iii) Sgenia shall have the right to review for seven (7) business days the final version of any proposed sublicense or material amendments thereto, and shall be permitted to disapprove of any proposed Sublicensee or material amendments thereto before execution solely if the proposed sublicense is otherwise in violation of the terms of this Agreement, which approval shall not be unreasonably withheld and the failure to respond by Sgenia within the seven (7) business day period shall constitute approval; and (iv) the sublicense shall not be inconsistent with any terms or conditions in this Agreement.

c. All rights not specifically granted herein are reserved to Sgenia and Subco, respectively.  Additionally, Sgenia has the right to limit the Territory to exclude the Sgenia Territory, solely for marketing and sale of the Product, upon 180 days advance notice to Company, which limitation will be for either a stated duration or for the balance of the Term of the licenses granted hereunder.  In the event of such a limitation being effected by Sgenia, Company shall have the right to complete any pending orders for Product in the Sgenia Territory, and thereafter refer any new orders from within the Sgenia Territory, for delivery in the Sgenia Territory to Sgenia.  It is understood, that the limitations on the Territory do not apply to Product that is delivered outside the Sgenia Territory or destined for ultimate original use outside the Sgenia Territory.

d. During the term of this Agreement, and subject to the terms hereof, Sgenia and Subco shall maintain the Technical Information and Sgenia-generated Materials that exist as of the Effective Date with the same care as is standard in their laboratories/offices, during which time the Company shall have the right to request transfer of Technical Information and Sgenia-generated Materials upon reasonable notice to the extent reasonably determined necessary to obtain the benefits of the licenses set forth here, provided that Company will not have the right to request transfer of the Sgenia Software.

e. As between Sgenia and Subco, on the one hand, and the Company, its Sublicensees and their Affiliates, on the other hand, the Company and its Sublicensees and their Affiliates shall own all inventions, discoveries, developments, improvements, new uses, enhancements and other technologies and intellectual property conceived, reduced to practice, developed, made or obtained by or on their behalf.

3. Reservation of Rights for Improvements; Right of First Negotiation

a. Improvements. If Sgenia and/or Subco, after the date hereof, including their respective employees and consultants develop any improvements to and variations of the Products which are not licensed hereunder or develop any other commercial uses for the Sensory Technology based on the Sgenia Patents, including but not limited to other devices to detect HAIs  (collectively, “Improvements/New Uses”), Sgenia and Subco shall have the obligation to disclose such Improvements/New Uses to Company, provided that Company agrees in writing to keep the information confidential to itself and to use it for no purpose other than to consider licensing the Improvements/New Uses.

b. Right of First Negotiation.  Sgenia and Subco hereby grants to Company the first right to negotiate for a license to any and all such Improvements/New Uses for the Field for worldwide commercialization, which may include the right to finance such Improvements/New Uses separately or in combination with a license.  Such right to negotiate for a license must be exercised within 90 days after receipt by the Company of written notice and disclosure of the Improvements/New Uses.  Exercise of such option by Company shall initiate a negotiation period that expires 180 days after receipt by Sgenia and/or Subco of such written notice from the Company.  Company shall be obligated to make the first offer of terms for a license to the Improvement/New Use.  Sgenia and Subco, together shall be obligated to make a counter-offer within 21 days of the first offer.   For every day beyond 21-days after Company’s offer that Sgenia and Subco fails to make a counter-offer, a day shall be added to the 180 day period of negotiation.  Sgenia and Subco shall have an obligation to negotiate in good faith with Company regarding a license to Improvements/New Uses during the 180 day period.  If the parties are unable to reach agreement as to the terms of a license to the Improvements/New Uses after such 180 day period, Sgenia and Subco shall have the right in its sole discretion to grant a license to the Improvements/New Uses offered to Company in the Field and Territory to a party other than  Company on any terms and conditions that Sgenia and Subco desires, provided that the license is not inconsistent with the terms of this Agreement.

4. Collaboration

a. Scope of Collaboration.  Each of Sgenia, Subco and Company will work together to research and develop the Product for manufacture, commercialization and sale pursuant to this Agreement.  As may be required from time to time, the parties to this Agreement shall work together to establish written plans and reviewing committees for the management of the overall project, implementing budgets and changes thereto, research and development of the Product, attaining government approvals, and reviewing the sale and marketing strategies of the Product.  Each of Sgenia, Subco and Company may request such plans and committees, and the other parties to this Agreement will cooperate in satisfaction of such requests and work to achieve the goals thereof.  Each committee established hereby will be co-chaired by one representative on behalf of Sgenia and Subco together and one representative of Company, and the members of the committee will be split equally on those lines. All decisions of the committees shall be made by only the co-chairmen, in the exercise of good faith. Such decisions shall adhere to applicable ethical and legal standards.  If agreement cannot be attained, the matter shall not proceed until an agreement can be attained.  The committees shall work in good faith to resolve deadlocks. Each committee shall appoint one person to keep complete and accurate records pertaining to the committees' meetings and activities. Each party to this Agreement shall have the right to review such records upon reasonable notice to the record-keeping party and at reasonable times.  Notwithstanding all the foregoing, as to matters regarding the overall expense in excess of the initial Budget as attached hereto as Exhibit D, Company may act to with total discretion to not approve any changes to the overall funding.

b. Research and Development Plan; Budget.  The current versions of the research & development plan (“R&DP”) is set forth as Exhibit C and expense thereof (“Budget”) is set forth as Exhibit D, each to be delivered contemporaneously herewith.  The R&DP will include, without limitation, allocation of work to be done and responsibilities to be borne by Sgenia and Subco and any Third Parties.  Activities in the R&DP and amounts to be budgeted and allocations within the Budget may be adjusted through a collaborative process by the parties hereto.

c. Funding the R&DP. (i) It is the obligation of Company to fund only Subco to pursue the R&DP, in accordance with the Budget.  The amount of the funding requirement for the first month’s budget pursuant to Exhibit D hereunder will be deposited in an escrow account under separate documentation, so as to be immediately available upon execution of this Agreement by all the parties and commencement of corporate status. Funding will be paid by Company to Subco in advance of the period to be funded.  Funds paid to Subco under the funding obligation for the Budget shall not be repatriated or otherwise paid to Sgenia, except for a specifically Budgeted item that notes it is to be paid to Sgenia or as otherwise provided herein. The Company obligation is to fund those items as specified on the Budget, including employee and consultant salary, bonus, benefits and other compensation, research, leases, information technology, utilities and other indirect costs. Company has no obligation to agree to any increase in the Budget or its funding obligations at any time, and in the event that the financial requirements of Subco exceed the Budget, then Company has the right to terminate this Agreement, or in the alternative, in its discretion, work with Sgenia and Subco to change the Budget.  If the funding obligation of Company is increased as a result of changes in the Budget, regardless of any prior approval or approvals given by Company, which increase or increases aggregate more than 20% of the original total Budget attached hereto as Exhibit D, Company has the right to terminate this Agreement on thirty days’ notice.  In addition to the foregoing, regardless of any approval by the Company to increase the Budget and its funding, if the Budget is exceeded by any amount and the Agreement is not terminated, then the rights reserved to Sgenia and Subco with respect to the Sgenia Territory will be terminated.

d. Failure of a Stage; Accounting.  (i)  At the completion of Stages 1, 2 and 3 of the Budget and R&DP, Subco and Sgenia will jointly certify to Company that the stage has been completed and the objective of the stage has been fully achieved if not exceeded.  Company, in its discretion may ask for any and all supporting documentation of the stage completion and goal achievement, including scientific data, test results, accounting documentation, and the like, the failure of which to be provided will be deemed to be a failure to achieve completion and goals of the stage.  If a stage is not successfully completed and/or the objective of the stage is not met, then the Company will have the right to terminate the funding obligation of this Agreement. Stage success is defined as Stage 1: Prototype MRSA/SA sensor to be developed from Sgenia technology, having a capacity to detect  MRSA and/or SA contamination; Stage 2: Produce & successfully laboratory test a minimum of 20 beta versions of the MRSA/SA sensor, delivering a pre serie (pre-production) design suitable for hospital use; and Stage 3: Obtain relevant health organisation approvals in the European Union and the U.S. to produce a final product ready for mass production and marketing.

(ii)           Subco shall provide reasonable verification from time to time as requested to Company that such amounts have been spent according to the Budget.  In addition to the foregoing, at the end of each Stage, as defined herein, Subco will prepare a formal detailed accounting of the Budget, funding received and funding disbursed.  Company may request the formal accounting to be audited by an independent Third Party auditory of its selection, and the costs of such audit will be borne by Company, provided that if the audit process reveals that the accounting is at an overall variance of 5%, then the cost of the audit will be split equally by the parties.

(iii)           Any amounts not spent in Stages 1 and 2 of the Budget (as “Stages” are indicated in the Budget) will be carried forward to Stages 2 and 3, respectively, and any amounts not spent in Stage 3 will adjust funding required in the last month or months of Stage 3, it being understood that the funding is to cover actual expenses and not to provide a profit to Subco. Notwithstanding the foregoing, if the total funding of Subco for all three Stages is less than the total Budget as modified by the parties, then Sgenia will be paid 20% of the difference between the actual expenses of Subco pursuant to the Budget and the projected expenses in the Budget, and the balance of any saving will be returned to Company.

e. Subco Obligations under R&DP and Budget.  Subco will use commercially reasonable efforts to commence the R&DP once the first funding of the Budget is received and to diligently perform its obligations set forth in the R&DP and to provide allocation of sufficient time and effort, using personnel with sufficient skills and experience, to execute and substantially perform its obligations under the R&DP and develop a commercially viable Product. Sgenia and Subco will use their commercial best efforts to communicate information within the scope of this Agreement to Company. Sgenia and Subco each will keep complete and accurate records pertaining to their activities hereunder consistent with the creation and maintenance of data, records and reports necessary or useful in the preparation, approval and maintenance of Health Registrations for the Product and sufficient to enable, for example, the efficient transfer of Product manufacturing know-how from Sgenia and Subco to Company.

f. Advisory Board of Company.  During the term of this Agreement, Company will maintain an advisory board that will be made up of designees of Company and Sgenia, and the composition of the advisory board will include not less than two persons appointed by Sgenia. Any failure to appoint a designee will result in a vacancy thereon, which may be filled at any time.  A designee need not be the same from meeting to meeting.  The advisory board will have the right to obtain information concerning the matters governed by this Agreement from the parties thereto, to be provided promptly by the respective management.  The advisory board will meet at least three times each year, which may be by telephonic and other electronic means by which all persons may communicate in real time, and any conclusions or reports of the advisory board will be conveyed to both the board of directors or equivalent of both Sgenia and Company, and may also be conveyed to management of both Sgenia and Company.  The expenses of the members of the advisory board will be borne by the parties appointing the members, and the advisory board will rely on the appointing person to provide any compensation for their participation in the advisory board.  The initial Sgenia appointees will be set forth in Exhibit E.

5. Manufacture and Supply of Products

a. Designation of Manufacturing Parties.  Company shall have the exclusive right and obligation to manufacture, formulate and package the Product for commercial and non-commercial purposes in the Field in and for the Territory, including the Sgenia Territory, and to supply Sgenia quantities of Product necessary to satisfy commercial demand in and for the Sgenia Territory to the extent required.

b. Marketing Committee.  Sgenia and Subco, on the one hand, and Company, on the other hand, will establish and maintain a committee (“Marketing Committee”) with one representative from each and together those persons will appoint a third person to the committee that is independent of both Sgenia and Subco, on the one hand, and Company, on the other hand, to oversee the selection of markets to be addressed and the manufacture, formulation and packaging of the Product, the review by which will be reasonable and timely, however the final determinations of markets, manufacturing, formulation and packaging will be made by Company.

c. Technology Transfers.  All intellectual property developed by Sgenia and/or Subco at any time during the collaboration and term hereof related to the manufacturing, formulation and/or packaging process shall be shared and licensed to Company on a royalty-free basis.  Sgenia and Subco each agrees to engage in ongoing manufacturing, formulation and/or packaging related technology transfer to Company and its designees, and to the extent such activities are after the funding period set forth in the Budget, the Company shall reimburse the Sgenia and/or Subco for actual costs associated with such transfer.

d. Supply of Chips.  Sgenia or Subco will supply the Chips to Company for use in the Product.

(i)            Supply.  Sgenia or Subco will supply to Company all of its requirements for Chips that hold the Sgenia Software necessary for the operation of the Product and its manufacture.  Time shall be of the essence in the providing the quantity of Chips that have been requested by the Company. The Chips to be provided shall be of a quality standard that equals or exceeds that required for the Products as designed by Sgenia or Subco.

(ii)           Price Of Chips.  The pricing of the Chips supplied will be at a price as set forth in Exhibit F hereto. Payment terms shall be net 60 days. All purchases shall be invoiced by Sgenia and/or Subco. All invoices shall be itemized, and all applicable discounts and returns shall be clearly identified. Sgenia and Subco shall promptly provide and/or make available to Company any information reasonably requested in connection with the reasonable review of the data used to arrive at the cost of goods sold.  Sgenia and Subco, on the one hand and Company on the other hand shall give due regard during negotiations regarding the cost of goods sold if a dispute arises to actual and forecasted changes in volume and the affect thereof on the cost of goods sold.

(iii)           Cost of Delivery.  The Chips supplied by Sgenia and Subco will be packed in standard shipping packages, sent via Federal Express Priority Overnight shipping, and delivered to the address specified by Company.  Freight charges shall be F.O.B. destination, prepaid and allowed (Company is not responsible for paying freight charges). Title, risk and/or loss from damage of goods in transit shall be the responsibility of Sgenia and/or Subco.

(iv)           Returns.  If any Chips are found to be defective by manufacturing standards or otherwise, and/or  unsuitable for their intended and developed use, Company shall immediately notify Sgenia or Subco for assistance. Sgenia and Subco, jointly and severally will assist Company or their agents (including manufacturers) in assessing the situation, determine the need for Chip replacement and make a recommendation for further action to the mutual satisfaction of both parties.  For items ordered in error by the Company, then the Company shall pay return freight charges. For items shipped in error by Sgenia or Subco to Company, Sgenia and Subco shall incur return freight charges.

(v)           Inspection.  The Chips furnished shall be exactly as specified in each order and as required for the manufacture of the Product and shall be subject to inspection by Company or its agents (including its manufacturers) at all times and places. If, prior to final acceptance or use of any goods, which shall be deemed completed the later of twenty (20) calendar days after  receipt of such goods or incorporation of such goods in a manufactured Product, they are found not as specified in an order or are otherwise damaged or not meeting the quality standards of the Chip, Company or its agents (including its manufacturers) may reject them by immediate shipment to Sgenia or Subco or as otherwise instructed by Sgenia or Subco, and Company may require Sgenia and Subco to correct or replace them without charge. If Sgenia or Subco is unable or refuses to correct such items within a time deemed reasonable by Company, then Company may terminate such order in whole or in part. Sgenia and Subco shall bear all risks as to rejected goods and, in addition to any costs for which Sgenia and Subco may become liable to Company, shall reimburse Company for all transportation costs, other related costs incurred, or payments to Sgenia and/or Subco in accordance with the terms of each order for unaccepted goods incidental thereto. Notwithstanding final acceptance and payment, Sgenia and Subco shall be liable for fraud or such gross mistakes as amount to fraud.

e. Commercial Supply to Sgenia or Subco.

i.            Supply.  If requested by Sgenia or Subco, Company shall supply all of their requirements for Product necessary to satisfy commercial demand in and for the Sgenia Territory, which product is for original use in the Sgenia Territory.  During any period when the total quantities of Product that can be manufactured by Company shall be less than the volume of Product required or ordered by Company, on the one hand, and Sgenia and Subco on the other hand, and Company will be unable to supply the full amount of Product ordered by Sgenia and Subco due to a manufacturing shortage, Company will allocate any available Products among all buyers, itself and its Affiliates, and shall deliver to Sgenia and/or Subco such portion of the available Product as their purchases during the previous six (6) months bears to their total purchase of such Product during such period.

ii.           Price to Sgenia Parties.  All Product manufactured by Company and sold to Sgenia and Subco for commercial purposes shall be supplied to them at a price equal to the Company’s cost of goods sold, as determined in accordance with USGAAP, plus zero percent (0%).  Company shall promptly provide and/or make available to Sgenia and Subco any information reasonably requested in connection with the reasonable review of the data used to arrive at the Company’s cost of goods sold.  Sgenia and Subco, on the one hand and Company on the other hand shall give due regard during negotiations regarding the cost of goods sold if a dispute arises to actual and forecasted changes in volume and the affect thereof on the cost of goods sold.

iii           Price to Others.  The price of the Product to Third Parties sold by the Company will be based on a minimum sale price and installation expense, established from time to time, provided that the Company shall be entitled to recover its full expense of manufacture, marketing, overhead and other expenses in the manufacture and sales of the Product and installation in each of the markets where the product is being sold and a reasonable margin on such sales.

iv.           Sgenia Purchase Orders.  To effect the purchase of Product by Sgenia or Subco, they shall give Company a binding written purchase order, which will be in the regular form and subject to the regular practices of Company in respect of similar types of orders, and the terms of such purchase order, except as set forth herein, will be on regular commercial terms of the Product as then sold by Company.

f. Warranty.  All Product supplied by Company to Third Parties and to Sgenia and Subco hereunder will, at the time of delivery, (i) be manufactured in accordance with the manufacturing specifications, practices and procedures established from time to time by Company in agreement with Sgenia and Subco, (ii) be free from material defects and from contamination resulting from faulty manufacture, and conform to the specifications of the Product and quality control standards agreed upon by the parties hereto, and (iii) be labeled and packaged in accordance with the specifications from time to time agreed upon by the parties hereto. Company warrants that all manufacturing and packaging operations conducted by it in connection with the Products shall be conducted in conformity with this Agreement and the Health Registrations and all other applicable laws and regulations and that it shall maintain all records required by law to be maintained in connection with such operations.

COMPANY MAKES NO REPRESENTATION OR WARRANTY EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND COMPANY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

g. Quality Assurance and Control.

i.           Quality Certifications.  Company will be responsible for manufacturing the Product and maintaining the quality requirements to preserve the permits, licenses and approvals necessary for the proper manufacture of the Product.  Company will maintain all documentation relating to the manufacture and or quality control of the Product for the required periods by statute or regulation.  Sgenia and Subco will have the right, during normal business hours to review such documentation at its expense, and Company will cooperate to make the documentation available.  Additionally, Sgenia and Subco will have the right, during normal business hours, to have access to Company’s manufacturing facilities upon reasonable notice at any time during the manufacture of the Product and all related material and for quality audits, to observe the manufacture, packaging, labeling and storage of the Product.

ii           Samples.  Sgenia and Subco may obtain samples of each batch of products, at their expense, equivalent to the cost to Company.

h. Regulatory Matters.

i. Regulatory Responsibility.  Sgenia and Subco, jointly and severally, are solely responsible for preparation, filing, prosecution and maintenance of all Health Registrations required to be filed with any Regulatory Authority with regard to the Product (herein, together the “Responsible Party”) worldwide, as required by Company to be able to license, manufacture, market, sell and deliver the Product, including but not limited to the Sgenia Territory.  All Health Registrations and other Regulatory Authority approvals, including within the Sgenia Territory, will be jointly owned by Sgenia, Subco and Company.  The costs incurred by the Responsible Party in the preparation, filing and submission of such Health Registration and Regulatory Authority approvals in all jurisdictions will be borne by Company, pursuant to a budget developed jointly by Sgenia and Subco on the one hand and Company on the other hand. Company will have the right to require pre-approval of payments to be made under the budget and has sole right to authorize payments under the budget, including the right to discontinue the Health Registration and/or Regulatory Authority approvals in any particular jurisdiction or region or in relation to any Product.  Except as otherwise provided in an applicable R&DP, the Responsible Party shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to Regulatory Authorities with respect to the Product and shall give Company a reasonable opportunity for prior review of all such material communications, filings and submissions.  Health Registrations and other approval by Regulatory Authorities are to be commenced in Stage 3 of the R&DP.  In its sole discretion, Company has the right to assume the obligations hereunder of the Responsible Party at any time.

ii. Regulatory Meetings and Correspondence. Except as otherwise provided in the R&DP, the Responsible Party shall be responsible for interfacing, corresponding and meeting with Regulatory Authorities with respect to the Product, and Company will promptly refer any contacts or questions from Regulatory Authorities to the Responsible Party. Both the Responsible Party and Company will be entitled to attend all meetings and, if reasonably practicable, telephone conferences with Regulatory Authorities. The Responsible Party and Company shall agree on the types of telephone and other forms of consultation with Regulatory Authorities that the parties will be required to notify the other party of and permit the other party to participate in.

iii. Reporting Adverse Elements. Each of Sgenia, Subco and Company agree to timely share information freely with respect to, and will develop and agree upon safety data exchange procedures governing the collection, investigation, reporting, and exchange of, information concerning any malfunction of the Product, product quality, manufacturing process, product complaints involving malfunction of the Product and other regulatory issues, sufficient to permit each party to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the parties.  The Responsible Party will be responsible for reporting all required safety and malfunction  data to the appropriate Regulatory Authorities in accordance with applicable laws and regulations.

6. Marketing of Products

a. Marketing and Sales Strategy.  Company will be responsible for all decisions regarding the marketing and sales of the Product, subject to the review and coordination thereof through the Marketing Committee (referenced in Section 5.a.).  Notwithstanding the foregoing, Sgenia and Subco, together, will have the right to obtain from Company marketing and sales plans and data for the purpose of commenting on and suggesting market and sales strategy. Marketing coordination shall be implemented through the Marketing Committee, and strategies and tactics for marketing, selling and otherwise commercializing the Products, including without limitation prices of marketed Products, method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors and other terms and conditions for such sales and marketing shall be reviewed by the Marketing Committee. The Marketing Committee shall also coordinate the exchange of sales and marketing plans and promotional literature, and coordinate and implement marketing and marketing strategies and tactics, joint sales force training program, sales forecasts and post Health Registration studies for the Product.  Notwithstanding the foregoing, Company will use commercially reasonable efforts to commercialize the Product that receives Health Registration and other Regulatory Approval, in a particular country jurisdiction or defined region, taking into account the scientific and commercial potential for the Product as determined by the Marketing Committee and agreed by the Company.  To this end the Marketing Committee will establish periodic marketing and sales effort targets on a country-by-country or defined regional basis for the Product, which if not altered from time to time will continue for future periods, and the failure of Company to meet such schedule or 90% of any marketing or sales targets shall be deemed to be the failure of Company to use commercially reasonable efforts.  Sgenia will provide sixty (60) days' notice to Company, if, in Sgenia’s opinion, Company is not using its commercially reasonable efforts to market and sell the Product in a particular country or defined region in order for the parties to discuss the situation and for Company to make diligent and continuing efforts to rectify the situation.  If the parties finally agree that Company is not using such commercially reasonable efforts or it is shown by clear documentary evidence that the Company has failed to meet such schedule or marketing or sales effort targets as may be revised, Company shall have an additional 150 days to cure the situation.  If Company shall fail to cure such situation within such 150 day period, then Company’s rights with respect to such country or defined region shall automatically become non-exclusive.  In such event, Sgenia or Subco or a designee shall be entitled to exercise all rights of Company with respect to such jurisdiction.  For clarification, the failure of the Product to meet the Health Registration requirements or other necessary approval of a Regulatory Authority  for a particular country or defined region will not be basis to assert that the Company failed to satisfy its obligation to use commercially reasonable efforts to market and sell the Product.

b. Distributor.  Company may elect one or more Third Parties to act as its agent in connection with the marketing, sale and distribution of the Product, on a territory basis to be determined by Company. Amounts payable to or retained by any such agent shall be included in the expense of manufacture, marketing and sales, to be deducted for purposes of the calculation of Net Sales.

c. Labeling and Promotion.  To the extent permitted by applicable law and in accord with the Health Registrations, each Product will be marketed with one label and will bear one or more Product trademarks. All advertising and promotional material in respect of the Product (including any Product labeling or packaging inserts to the extent permitted by law or required by any Regulatory Authority and approved by the Company or, if one exists, the marketing committee) will include Sgenia’s, Subco’s and Company’s name and address to indicate its role as patent owner, developer, manufacturer and promoter, the size and placement of which will be determined by the Company or, if one exists, the marketing committee.  Each party shall supply the other copies of promotional materials used by it, to facilitate the reasonably necessary exercise of its promotion rights under this Agreement. Company shall not, and shall cause its employees, representatives and agents not, to make any claims or representations in respect of Products that have not been approved by the Health Registrations.

d. Returns.  The party selling the Product for the original end user in their respective territories shall be responsible for handling all Product returns and with respect to Products marketed by its Affiliates, distributors, resellers and sublicensees.

e. Marketing Support by Sgenia and Subco.  To the extent reasonably required or requested by Company, both Sgenia and Subco will make available on a regular basis, and from time to time, personnel, non-Confidential Information (as defined herein), and other marketing materials to aid and facilitate the manufacture, commercialization, marketing and sales of Company and any Designees, Sublicensees and Affiliates of the foregoing, at the expense of Sgenia and Subco, jointly and severally, provided that reasonable, actual out of pocket expenses of Sgenia and Subco, as the case may be, will be reimbursed by Company in accordance with its regular reimbursement policy for its employees. In addition, in order to facilitate and further the marketing of the Product and all aspects of the branding, establishment of good will and financing of Company, the Company is entitled to make reference to Sgenia’s and Subco’s input into the Product and the development procees and Sgenia’s and Subco’s business, assets, history, personnel and involvement in other projects, technologies and products directly and indirectly related to the Sgenia Patents, the Sensory Technology and the Products.

7. Royalties and Payment.

a. Fees, Royalties, and Payments.  In consideration of the licenses granted under this Agreement, the Company shall pay to Subco or its designees a fee of 20% of the Net Sales, payable sixty (60) days after each fiscal quarter of the Company, based on the fiscal year of Company as declared for income tax purposes, subject to appropriate adjustments for any change in the fiscal year

b. Fees, Royalties and Payments Relating to Sgenia Territory.  In the event that Sgenia or Subco, or an Affiliate or Designee of either, directly or indirectly sells the Product within the Sgenia Territory for original use in the Sgenia Territory, then the amounts due from Company to Subco under the provisions of Section 7.a. above will be reduced by an amount equal to 50% of the Net Sales of the Product by Sgenia or Subco or an Affiliate or Designee of either. Notwithstanding the foregoing, if the set off provided by the preceding sentence is greater than the amount due from Company, then Subco will pay to Company the difference between the set off and the 50% of the Net Sales. Additionally, if the Products sold by Sgenia or Subco or an Affiliate or Designee of either is for original use outside the Sgenia Territory, then the gross sales amount for such Products will be attributed to the sales of the Company for purposes of the determination of the fees, royalties and payments due to Subco under Section 7.a. above, and appropriate set off by the Company will be applied or Sgenia and/or Subco will pay to the Company the amount due in respect of those sales.

c. Duration of Product Royalties.  The fees, royalties and payments provided for in this Agreement will be for a period of forty (40) years, or until the termination of this Agreement.

d. No Non-Monetary Consideration.  Without the prior written consent of  the other parties hereto, Sgenia, Subco and Company and their respective Designees, Sublicensees, and Affiliates shall not solicit or accept any material consideration for the commercial sale of any Product other than as will be accurately reflected in Net Sales.

8. Reports and Payments.

a. Reports. Sixty (60) days after the end of each calendar quarter, commencing with respect to the calendar quarter during which a payment first accrues under Section 7, the Company shall submit to Subco on the one hand and if there are sales in the Sgenia Territory by the Sgenia parties then by Subco to the Company on the other hand, written reports with respect to that calendar quarter (the “Payment Report”) stating:

i. Net Sales during such quarter for the Product, in local currency and United States dollars, with notation of the applicable exchange rate then used;

ii. The names of the royalty-bearing Products, gross sales, Net Sales, and any taxes withheld.

iii. A description of any other payments accruing to one or the other parties under Section 7;

iv. A calculation under Section 7 of the amounts due to Subco and to be deducted from such amount or to be due to Company, making reference to the applicable subsection thereof.

b. Payment.  Simultaneously with the submission of each Payment Report, the Company shall make payment to Subco, except as provide above where Subco is required to pay to Company a portion of the Net Sales of the amounts due for the calendar quarter covered by the Payment Report, net of any taxes required by a governmental agency to be withheld therefrom, provided that the recipient will provide reasonable documentary evidence showing payment of any such taxes

c. Final Settlement. Within sixty (60) days after the date of termination or expiration of this Agreement, the parties hereto will settle the amounts due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 8.a. hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration.  Nothing in this provision shall affect any additional rights and obligations the parties may have subsequent to the termination of this Agreement.

d. Payments in Dollars. Fee, royalty and payments hereunder will be in United States Dollars or determined in United States Dollars.  Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income or remittance taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of payor.  Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

e. Maintenance of Records. The parties to this Agreement each shall maintain at its principal office the usual books of account and records showing its actions under this Agreement.  Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the notice recipient has no reasonable objection, for seven (7) years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid under this Agreement.  In the event that such review shows that a party has underpaid (or under credited) royalties by at least five percent (5%) with respect to any calendar quarter, the under paying or under crediting party shall pay or credit, within ten days after demand, the amounts owed and one-half of the reasonable costs and expenses of such review.  A party can request, once every two years for each Sublicensee, that the licensor thereof conduct an audit of the books and records of the Sublicensee, but only to the extent the party has the power to do so.

f. Late Payment. Notwithstanding anything to the contrary in this Agreement, any payment required hereunder that is made late (including unpaid or uncredited portions of amounts due) shall bear interest, compounded monthly, at the prime rate (as quoted in The Wall Street Journal on the first day of the month of accrual) plus three (3) percentage points.  Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded.

9. Confidentiality.

a. Confidential Treatment.  Each of the parties and their agents will treat as confidential all reports and all other information obtained by it from examination of the other party’s records and clearly indicated as confidential information (“Confidential Information”) and shall use Confidential Information only for the purposes of enforcing its rights under the Agreement, or for complying with its other legal, regulatory, governmental, or contractual obligations. Notwithstanding the foregoing, the terms of this Agreement and all marketing and sales data relating to the subject of this Agreement are not Confidential Information, and further the parties agree that it is in their parties best interests for the commercializing, marketing and selling of the Products that the Products are publized to the fullest extent possible, in any relevant way; therefore, the parties hereto will use their best endeavors to promptly share and make public, as relevant non-Confidential Information relating to the parties, this Agreement and the Products and not seek to characterize non-Confidential Information as Confidential Information.

b. No Posting. The obligation of confidentiality under this provision shall include, but not be limited to, the obligation to make reasonable efforts to prevent the posting of Confidential Information on a public World Wide Web site.

c. Limits.  The obligations of confidentiality under this section do not apply to any information that a party can demonstrate:

i. was known to the party prior to receipt thereof from the other party;

ii. was or becomes a matter of public information or publicly available through no act or failure to act on the part of party charged with maintaining confidential the Confidential Information;

iii. was acquired from a Third Party entitled to disclose it;

iv. was discovered or developed independently without reference to or use of such Confidential Information.

d. Right to Disclose. Notwithstanding the foregoing, the Company or any Sublicensee may disclose any information furnished by Sgenia or Subco pursuant to this Agreement to its existing or prospective Sublicensees, Designees, Affiliates of the foregoing, and other collaborators, manufacturers, distributors, consultants, scientific or professional advisors for use in furtherance of the business of the Company.  Any existing or prospective Sublicensees, Designees, Affiliates of the foregoing, financing sources and investors, collaborators, manufacturers, distributors, consultants or scientific or professional advisors who are recipients of information hereunder shall be under the same obligation of confidentiality with respect to such information as the disclosing party.

e. Copies.  Neither Sgenia, Subco or Company shall disclose or make available to any person, firm or entity a copy, summary or extract of this Agreement or any of the terms hereof, except to the extent reasonably required for enforcing the parties’ rights under the Agreement, compliance with securities and other laws and regulations, capital raising, financial disclosure and guidance, implementation of this Agreement, contractual obligations, and accounting requirements, or as may be necessary or desirable with respect to existing or prospective Sublicensees and other collaborators, manufacturers, distributors, consultants, scientific or professional advisors.

f. Replacement. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between the parties hereto relating to the subject matter hereof, including the Sgenia Patents and the Technical Information.

10. Representations; Disclaimer of Warranty; Limitations of Liability.

a. Right to Contract.  Each party represents and warrants to the other party that: (i) it is a corporation duly incorporated and validly existing and in good standing under the laws of its respective state/country of incorporation; (ii) this Agreement has been duly executed and delivered by such party; and (iii) this Agreement constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms.

11. Compliance with Governmental Obligations.

a. Each party disclaims any obligation or liability arising under the license provisions of this Agreement and any other provision of this Agreement, if any other party is, by a final determination in a governmental action, found to have materially violated material governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b. Each party shall comply upon notice from any other party with all governmental requests directed to a party (and timely relayed by it in writing) and provide all information and assistance necessary to comply with the governmental requests.

c. Each party shall comply with all applicable government regulations in force and effect, including, but not limited to, federal, state, provincial and municipal legislation.

12. Patent Prosecution and Maintenance; Infringement.

a. Sgenia, by counsel it selects to whom Company has no reasonable objection, in cooperation and consultation with counsel appointed by Company, will prepare, file, prosecute and maintain all Sgenia Patents in Sgenia’s name and in countries designated by the Company determined in collaboration with Sgenia in such a process so as to permit Company to fulfill its obligations hereunder to manufacture, commercialize, market and sell the Product.  Company shall have the right to meaningfully participate in the patent strategy and patent drafting and filing activities relating to the Product.  Notwithstanding the foregoing, in the event of any disagreement with respect to the preparation, filing, prosecution, or maintenance of Sgenia Patents, final decisions shall be made by Sgenia in its sole discretion acting reasonably and in good faith and subject to the objectives of this Agreement.

b. Sgenia shall provide Company with a draft of any materials that it plans to submit to any domestic or foreign patent office ("Patent Office") in connection with the filing or prosecution of Sgenia Patents with sufficient advance notice to allow Company a reasonable period of time to review and comment upon such materials.  Sgenia shall provide Company with any materials received from any Patent Office in connection with the filing or prosecution of Sgenia Patents.

c. Sgenia will be responsible for all expenses in filing, prosecuting and maintaining the Sgenia Patents (“Patent Expenses”), including without limitation, attorneys’ fees, the costs of any interference proceedings, oppositions, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.

d. Sgenia shall have the right and obligation to initiate and/or control a legal proceeding involving the validity, enforceability, or infringement of the Sgenia Patents.  Sgenia shall have the right to settle the claims asserted in such proceeding on any terms and conditions that it deems desirable in its sole discretion, which terms and conditions may include the granting  by the Company to the opposing party of a sublicense to the Sgenia Patents, Technical Information, or Materials and Sgenia-generated Materials; provided, however, that the granting of any such sublicense shall be subject to Company's prior written approval, which shall not materially impair the licenses granted hereunder, which approval shall not be unreasonably withheld or delayed.  Company’s failure to approve a settlement because of an objection of a Sublicense shall not constitute a reasonable basis for refusing to approve a settlement.

e. Company may request that Sgenia take steps, at Sgenia’s expense, to stop a Third Party selling products or services in competition with the Product and/or from infringing an issued patent falling within the definition of Sgenia Patents by providing Sgenia with written notice of such request accompanied by written evidence demonstrating prima facie competition and/or infringement of such patent.  Company shall have the right to initiate and control legal proceedings against any such third-party infringer in its own name and at Company's own expense unless Sgenia, not later than ninety (90) days after receipt of such notice, either (i) causes such infringement to cease, or (ii) initiates legal proceedings against the third-party infringer.  If Company controls the legal proceeding, Company shall not settle the proceeding without Sgenia’s prior written approval, which shall not be unreasonably withheld or delayed.

f. Any recovery, whether by way of settlement or judgment, pursuant to an actual or threatened legal proceeding shall first be used to reimburse the party in control of the proceeding for its costs and legal fees incurred to conduct such proceedings.  The balance of such recovery shall be divided seventy-five percent (75%) to the party that initiated the legal proceeding and twenty-five percent (25%) to the other party.

g. In the event that a party to the Agreement initiates and/or controls a proceeding involving Sgenia Patents pursuant to this section, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including, without limitation, joining the proceeding as a party if requested.  The party that initiates a legal proceeding involving the Sgenia Patents shall have sole control of that proceeding and shall reimburse the other party for any reasonable expenses incurred in providing assistance and cooperation in accordance with this Section.  The party in control of a proceeding shall keep the other party reasonably apprised of the status of the proceeding.

13. Marking.

a. Prior to the issuance of a Sgenia Patent, the Company will mark the Product made, used, sold, offered for sale, imported, or otherwise disposed of by the Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents.  The Company shall cause Sublicensees, Designees, and Affiliates of the foregoing to comply with the marking requirements of this section.

14. Export Control Laws

a. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America.  The parties shall cooperate with one another as reasonably necessary to permit compliance with the laws and administrative regulations of the United States relating to the control of exports of commodities and technical data (“Export Laws”).  Each party hereby assures the other they and their Affiliates, Designees and Sublicensees will not export or re-export, directly or indirectly, any technical information acquired from any other party under this Agreement or any products using such technical information or any part thereof to any country for which a validated license is required for such export or re-export under the Export Laws in effect at the time without first obtaining such a validated license.

15. Breach and Cure; Transfer of Software in Certain Circumstances.

a. Breach. The following conduct by either Sgenia, Subco or Company shall be deemed a material breach of the Agreement: (i) failure to pay fully and promptly all amounts due pursuant to this Agreement or provide information for the proper crediting and calculation of all amounts due pursuant to this Agreement; (ii) failure to comply with governmental requests directed to Sgenia, Subco or Company and compliance by any of Sgenia, Subco and Company with the Health Registrations or other applicable law, rules and regulations; (iii) failure to comply with the Export Laws under Section 14; (iv) a party’s breach of its representations and warranties in this Agreement; or (v) a material breach of any other provision of this agreement.

b. Cure Period. Either party shall have the right to cure its material breach.  The cure shall be effected within ninety (90) days after notice of any breach given by the non-breaching party.

c. Right to Obtain Software and Software Documentation.  Notwithstanding anything to the contrary in this Agreement, (A) if Sgenia and/or Subco is consistently or regularly in breach of the provisions of this Agreement to provide chips to be used in the Product, including but not limited to meeting the supply demands and quality standards, or (B) either Sgenia or Subco (i) becomes the subject of a bankruptcy or any proceeding relating to insolvency, receivership, or liquidation, whether voluntary or involuntary, (ii) has appointed for it or a substantial portion of its assets a receiver or trustee, or (iii) makes an assignment for the benefit of its creditors, then Company shall have the right to have transferred or provided to it or its designees complete copies of all Sgenia Software and Software Documentation, in part to be able to manufacture or have manufactured the Chips for the Product and to develop, enhance or improve current and/or future Products or future products, and such Sgenia Software and Software Documentation, if not otherwise covered by the licenses hereunder will be so included to the fullest extent possible, and Company will have the right to modify, improve, amend and use in all respects the Sgenia Software and Software Documentation.

16. Term of Agreement.

a. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its termination in accordance with this Section 16.

b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted under this Agreement in a country or countries shall extend for forth (40) years.

c. The licenses granted under this Agreement may be terminated by either party upon a party’s failure to cure a material breach.  The licenses granted under this Agreement may also be terminated by Sgenia and Subco on the one hand in the event Company commits any act of bankruptcy, becomes insolvent, or files a petition under any bankruptcy or insolvency act.

d. Upon any termination of this Agreement, all permitted sublicenses granted by the Company under it shall be assigned to Sgenia or Subco, as determined by Sgenia.  In the event of termination of this Agreement, each Sublicensee may continue its license directly from Sgenia or Subco, as assigned, if Sublicensee is not in breach of its sublicense and thereafter all payments due under the Sublicense shall be paid directly to the licensor, which shall have no obligation to the Company with respect thereto.  Notwithstanding the foregoing, Sgenia and/or Subco shall have the right to terminate any sublicense that places upon it obligations different from or in excess of the obligations Sgenia owes to Company under this Agreement.

e. Sections 5.f.iii (but only for the longer of any statutory period or one (1) year), 7, 8, 9, 11, 12, 15.c, 16.f and g., 17 - 27 will survive any termination or expiration of this Agreement.

f. Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, the payment obligations of this Agreement.

g. Upon any termination of this Agreement for any reason other than Company's failure to cure a material breach of this Agreement, the Company, Designees, Sublicensees, and Affiliates of the foregoing shall have the right to dispose of Product or substantially completed Product then on hand, and to complete orders for Product then on hand, and royalties shall be paid to Sgenia and/or Subco with respect to such Product pursuant to this Agreement.

h. Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product infringes an issued patent within the definition of Sgenia Patents, the sale of that Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale.

i. The rights provided in this Section 16 shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

17. Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to Sgenia, to:                                                                     C/Chile, 4 Edificio II
28230 Las Rozas de Madrid
Madrid, Spain

if to Subco, to:                                                                      C/Chile, 4 Edificio II
28230 Las Rozas de Madrid
Madrid, Spain

In each case with a copy to:                                               Muñíz Bermuy y Asociados, S.L.
C/ Columela, 4 – 2º
28001 Madrid, Spain

if to the Company, to:                                                           Braeden Valley Mines, Inc.
Avda Cortes Valencianas 58, Planta 5
46015 Valencia, Spain

with a copy to (which will not
represent notice):                                 Golenbock, Eiseman, Assor, Bell & Peskoe LLP
                                                                437 Madison Avenue
                                                                New York, New York  10022
                                                                Attention: Andrew D. Hudders, Esq.

or to such other address as a party may specify by notice hereunder.

18. Assignment.  This Agreement and all rights and obligations hereunder may not be assigned by any party without the written consent of the other parties, except (i) that the Company may assign this Agreement to any successor-in-interest, by sale, merger or otherwise, of substantially all of the Company’s assets to which this Agreement relates, who agrees in a writing sent to Sgenia and Subco to abide by all obligations in this Agreement, and (ii) that the Company may assign, sell and transfer the rights of first negotiation embodied herein.  Any attempt to assign without compliance with this provision shall be void.

19. Waiver.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement.  All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.

20. Binding on Successors.  This Agreement shall be binding  upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21. Independent Contractors.  It is the express intention of the parties that the relationship of Sgenia and Subco on the one hand and the Company on the other hand shall be that of independent contractors and shall not be that of agents, partners or joint venturers.  Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

22. Entire Agreement; Amendment.  This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter.  This Agreement may be amended only by written agreement duly executed by the parties.

23. Governing Law.  This Agreement shall be governed by substantive laws of the State of New York applicable to agreements made and to be fully performed in New York, and without reference to the conflict of laws principles of any jurisdiction.  Each party agrees that it shall not argue to any court or other tribunal that the substantive laws of the State of New York do not govern the construction and enforcement of this Agreement.  The parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction.

24. No Unidentified Beneficiaries.  Except as expressly set forth herein, the parties hereto agree that there are no unidentified beneficiaries of any kind to this Agreement.

25. Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.  If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect.

26. Headings.  The section and paragraph headings are for convenience only and are not a part of this Agreement.

27. Counterparts.  This Agreement may be executed counterparts, all of which together shall be deemed one original Agreement.

IN WITNESS WHEREOF, Sgenia, Subco and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

Sgenia  Soluciones, S.L.

By:           /S/ Jesus Lama
                Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

ZENON Biosystem, S.L.

By:           /S/ Jesus Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

Braeden Valley Mines Inc.

By:           /S/ B. Alejandro Vasquez
 Name: B. Alejandro Vasquez
 Title: President